Exhibit 10.14

[GORILLA TECHNOLOGY GROUP INC. LETTERHEAD]

March 2, 2022

Via Email

Mr. Rajesh Natarajan

Re:	Offer of Employment

Dear Raj:

We are pleased to present the following offer of employment (“Agreement”) with Gorilla Technology Group Inc. (the “Company”).

Position and Duties

Commencing on the date of your acceptance of this offer of employment, you will serve as the Company’s Chief Innovation Officer (“CIO”) and will report to the Company’s Chief Executive Officer. Upon the Company’s completion of its previously announced merger with Global SPAC Partners Co. (the “Business Combination”), currently anticipated to close in the second quarter of 2022, you and the Company will enter into a more formal employment agreement. Any such employment agreement must be signed off by the Company’s new Board of Directors after the Business Combination.

Your role as CIO is to develop an innovation strategy to drive change and growth, and cultivate innovation capabilities within the organization; create an innovation portfolio and roadmap to drive growth and spur investment; assess competition and maintain overall market awareness; identify business opportunities, new technologies and develop new capabilities to address said opportunities; oversee new innovations as they are introduced to the marketplace; ensure innovations provide value to customers; evaluate and balance risk/reward for innovation and organizational objectives; and such other duties as are consistent with your position.

Compensation

Your monthly salary will be $15,000 (Fifteen Thousand Dollars USD) per month, pro-rated for partial months, less withholding and deductions applicable to wages under applicable federal and state law in the United States of America. The Company will pay your salary on a monthly basis. You will not be eligible for any employee benefits from the Company until the date of the Business Combination.

Expenses

The Company will reimburse you for all reasonable business expenses incurred in regard to your employment, including travel expenses and reasonable per diems, subject to the Company’s receipt of appropriate documentation of such expenses, prior to the Business Combination.

Offer of Employment

March 2, 2022

Confidentiality

You will have access to information about the Company and your employment with the Company shall bring you into close contact with confidential and proprietary information of the Company (“Confidential Information”). For purposes of this Agreement, “Confidential Information” means all non-public and proprietary information, whether oral, written, or electronic, to which you are given access by the Company or is made available to you in connection with your work under this Agreement. In recognition of the foregoing, you agree, at all times during the employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company, or to disclose to any person without written authorization of the Company, any Confidential Information.

Employment Term

The Company agrees to employ you until the Business Combination is completed. Your employment until the Business Combination is completed may be terminated only for “Cause” as defined in this Agreement and only by a vote of a majority of the Company’s Board. For purposes of this Agreement, “Cause” means, fraud, willful misconduct, or gross negligence, or an articulable and defensible reason relating to the performance of your duties that is not cured within seven days’ written notice from the Company specifically describing the Cause condition.

If the Company terminates your employment for any reason other than fraud, willful misconduct, or gross negligence, the Company will pay you as severance, in a lump sum, an amount equal to twelve months of your monthly salary, less deductions applicable to wages, within five (5) business days after the termination.

Indemnification and Insurance

The Company agrees that it shall indemnify you to the greatest extent permissible under applicable law for all claims that arise from or relate to your employment by the Company or your status as officer of the Company. Moreover, the Company agrees that, prior to you performing any work for the Company, the Company will cause you to be listed as an insured on any and all insurance policies the Company carries to protect officers and directors from claims. The level of insurance coverage provided to you shall be no less than that provided to other officers of the Company.

Choice of Law

This Agreement will be governed by the laws of the United States of America and the State of Washington, regardless of principles of conflicts of laws.

* * * *

Offer of Employment

March 2, 2022

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and return it to us. Please retain copies for your records.

Sincerely,

GORILLA TECHNOLOGY GROUP INC.

By:	/s/ Tomoyuki Nii
Tomoyuki Nii
Chairman, Board of Directors

I understand and accept the terms of this employment offer.

/s/ Rajesh Natarajan

Rajesh Natarajan

March 11, 2022

Date